Exhibit 4.26

[•], 2015

To
Polat Maden Sanayi ve Ticaret A.S. (Collectively, "Polat Maden")
Istanbul, Turkey

Dear Enver Sever, Siamak Jalili, Didem Polat

Following our discussions, here is a summary of our agreement re supply during 2015.

     1.     Estimated Quantities and binding orders and supply

Caesarstone’s working plan for year 2015 is as follows:

Product		Quantity 2015
*	*	*
*	*	*
*	*	*
*	*	*
*	*	*
*	*	*
*	*	*
*	*	*

The above is Caesarstone’s working plan with a non-binding purchases projection from Polat Maden for year 2015 (the “Estimated Quantities”) for the abovementioned products (the “Products”). Caesarstone’s actual orders may significantly differ from the Estimated Quantities. As always, Caesarstone will deliver to Polat Maden a binding Purchase Order on a monthly basis, and Polat Maden shall supply to Caesarstone all such Purchase Orders (in accordance with the specifications set in writing by Caesarstone) up to the Estimated Quantities.

2. Prices – For quantities of the Products that shall be ordered by Caesarstone during year 2015, Polat Maden will charge from Caesarstone the following prices per ton, US$* (* US  Dollar).

3. Payment terms – for Products that shall be ordered by Caesarstone during year 2015 payment terms shall be the same as applied between the parties hereto during year 2014.

4. The products will be supplied by Polat Maden in a timely manner and in accordance with Caesarstone’s quality standards and specifications as will be updated by Caesarstone in writing from time to time, in accordance with each Caesarstone’s purchase order.

5. Polat Maden will maintain in confidence the terms of this agreement as well as any other confidential information of Caesarstone without time limitation.

6. This agreement and its performance will be governed by the English law and subject to the jurisdiction of the competent courts in England. Without derogating from the generality and validity of the foregoing, Caesarstone shall be entitled, at its sole discretion, to initiate legal proceedings related to this Agreement in Turkey, and in such case only same proceeding will be subject to the jurisdiction of the competent courts in Turkey.

7. This Agreement constitutes the entire agreement between Polat Maden and CaesarStone, and all prior understandings and/or commitments of any of the parties with respect to the matters covered herein are superseded and null.

 * Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.